Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Metavante Corporation dated March 30, 2007 (May 18, 2007 as to Notes 19 and 20), and of our report relating to the financial statement schedule dated March 30, 2007, and to the reference to us as experts under the heading “Independent Registered Public Accounting Firm,” appearing in the Registration Statement on Form S-4 (File No. 333-143143).

/s/ DELOITTE & TOUCHE LLP
Milwaukee, WI
November 12, 2007